CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 33-148652 and 811-22169) of our reports dated February 26, 2016 on the financial statements and financial highlights of Dreyfus Institutional Preferred Government Money Market Fund, Dreyfus Institutional Treasury and Agency Cash Advantage Fund and Dreyfus Institutional Treasury Securities Cash Advantage Fund (three of the series comprising Dreyfus Institutional Reserves Funds) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended December 31, 2015.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

April 26, 2016